Merrill Lynch Retirement Series Trust
Series 1
File Number: 811-03310
CIK Number: 356013
Retirement Reserves Money Fund
For the Period Ending: 10/31/2008

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended October 31, 2008.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

12/19/2007	$38,000	Thames Asset Global Sec	5.89%	01/17/2008
12/21/2007	100,000	Dexia Delaware LLC	5.06	02/26/2008
12/26/2007	51,000	Falcon Asset Securitization	5.75	01/24/2008
01/30/2008	60,000	Clipper Receivables Company	3.53	02/27/2008
03/28/2008	3,115	Long Lane Master Trust I	2.80	03/31/2008
03/31/2008	25,000	Galleon Capital LLC	3.02	05/13/2008
04/10/2008	25,000	Windmill Funding Corp.	2.76	07/10/2008
05/02/2008	45,000	Amsterdam Funding Corp.	2.82	06/05/2008
05/06/2008	30,000	Amsterdam Funding Corp.	6.38	06/16/2008
05/13/2008	10,000	Galleon Capital LLC	2.80	07/14/2008
06/27/2008	12,000	Clipper Receivables Corp.	1.54	09/23/2008
07/11/2008	66,000	Dexia Delaware LLC	2.85	10/10/2008
08/06/2008	15,000	Charta LLC	2.87	11/04/2008